Exhibit (d)(5)

CONFIDENTIALITY AGREEMENT

December 11, 2006

CONFIDENTIAL

Telefonaktiebolaget LM Ericsson

Torshamnsgatan 23

164 80 Stockholm, Sweden

Ladies and Gentlemen:

In connection with your consideration of a possible business combination (a “Transaction”) with Redback Networks Inc., a Delaware corporation (“Redback,” “we” or “us”), we expect to make available, or cause to be made available, to Ericsson AB (including your subsidiaries, “you”) and your Representatives (as defined below) nonpublic information concerning our business, operations, financial condition, assets, liabilities and employees. As a condition to such information being furnished to you and your Representatives, you agree to treat any Evaluation Material (as defined below) in accordance with the provisions of this Confidentiality Agreement and to take or abstain from taking certain other actions hereinafter set forth. Prior to the date hereof, any information disclosed to you or your Representatives by us or our Representatives has been provided subject to the terms of that certain Confidentiality Agreement, effective as of September 26, 2005, among you and us (the “Prior Confidentiality Agreement”) and notwithstanding the execution of this Confidentiality Agreement shall remain subject to the terms of the Prior Confidentiality Agreement and shall not be subject to the terms of this Confidentiality Agreement. Likewise, information disclosed to you or your Representatives by us or our Representatives on or after the date hereof shall be subject to the terms of this Confidentiality Agreement and shall not be subject to the terms of the Prior Confidentiality Agreement.

(1) Representatives. For purposes of this Confidentiality Agreement, when used with reference to you, the term “Representatives” shall mean your directors, officers, employees, partners, agents, representatives and advisors (including your financial advisors, attorneys, accountants and other consultants, but expressly excluding any actual or or potential partners or other third parties who will or may provide equity, debt or other financing for a Transaction, if applicable). For purposes of this Confidentiality Agreement, when used with reference to us, the term “Representatives” shall mean our directors, officers, employees, agents, representatives and advisors (including our financial advisors, attorneys, accountants and other consultants).

(2) Evaluation Material. For purposes of this Confidentiality Agreement, the term “Evaluation Material” shall mean (i) any nonpublic information that is furnished now or in the future to you or your Representatives by us or on our behalf (whether prepared by us, our advisors or otherwise and irrespective of the form of communication), (ii) all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, any Evaluation Material, and (iii) the fact that any Evaluation Material has been made available hereunder, that discussions or negotiations are taking place concerning a Transaction and any of the terms, conditions or other facts with respect thereto (including the status thereof). The term “Evaluation Material” shall not include, however, information which (A) is or becomes generally available to the public other than as a result of a breach of this Confidentiality Agreement by you or your Representatives, (B) was within your possession prior to its being furnished to you or your Representatives by us or on our behalf, provided that, to your knowledge, the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of

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December 11, 2006

confidentiality to us, (C) is or becomes available to you or your Representatives on a non-confidential basis from a source other than us or our Representatives, provided that, to your knowledge, the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to us, or (D) was independently developed by you without reference to or use of any Evaluation Information.

(3) Purpose of Disclosure of Evaluation Material. You understand and agree that we will be disclosing Evaluation Material to you and your Representatives under this Confidentiality Agreement solely for the purpose of enabling you and your Representatives to evaluate or implement or otherwise using in connection with a Transaction. You further understand and agree that the Evaluation Material that we will be disclosing to you under this Confidentiality Agreement will only be that information which is reasonably necessary to enable you and your Representatives to evaluate or implement a Transaction and that information which is not reasonably necessary for such purpose will not be disclosed to you or your Representatives.

(4) Non-Disclosure and Use of Evaluation Material. Subject to the terms of paragraph (6) below, unless otherwise approved by us in advance, and except as required by applicable law or legal process, you and your Representatives (i) shall keep the Evaluation Material confidential, (ii) shall not disclose any Evaluation Material to any person or third party (including any actual or potential partners or other third parties who will or may provide equity, debt or other financing for a Transaction), other than your Representatives who are actively and directly participating in your evaluation or implementation of a Transaction or who otherwise need to know such information solely for the purpose of evaluating or implementing a possible Transaction, who are provided with a copy of this Confidentiality Agreement and who are directed by you to treat such information confidentially in accordance with the terms hereof and to comply with such other terms of the Confidentiality Agreement which are applicable to Representatives, and (iii) shall use the Evaluation Material solely for the purpose of evaluating a possible Transaction and consummating a Transaction in a manner that we have approved.

(5) Non-Disclosure of Transaction. In addition, subject to the terms of paragraph (6) below, unless otherwise approved by us in writing in advance, and except as required by applicable law or legal process, you and your Representatives shall not disclose to any third party, other than your Representatives, that any Evaluation Material has been made available to you or your Representatives hereunder, that discussions or negotiations are taking place concerning a Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof). Without your prior written consent, Redback and our Representatives shall not disclose to any third party, other than our Representatives, that any Evaluation Material has been made available to you or your Representatives hereunder, that discussions or negotiations are taking place concerning a Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof).

(6) Required Disclosure. In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, legal process or stock exchange requirement to disclose any of the Evaluation Material, you shall provide us with prompt notice of such request or requirement in order to enable us to (i) seek an appropriate protective order or other remedy, (ii) consult with you and your Representatives with respect to taking steps to resist or narrow the scope of such request or legal process or (iii) waive compliance with the terms of this Confidentiality Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by us, you or any of your Representatives are nonetheless, in the opinion of your outside counsel, legally compelled to disclose any Evaluation Material, you or your Representative may disclose only that portion of the Evaluation Material which you are legally required to disclose, based on the opinion of outside counsel, provided that, at our request, you use reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without

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limitation, by cooperating with us to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Evaluation Material.

(7) Termination of Discussions. If either you or we determine not to proceed with a Transaction, the party so deciding shall promptly inform the other party of that determination. At any time upon our request for any reason, you and your Representatives shall promptly deliver to us or destroy all written Evaluation Material (and all copies thereof and extracts therefrom) furnished to you or your Representatives by us or on our behalf; provided, however, that if a legal proceeding has been instituted to seek disclosure of the Evaluation Material, such Evaluation Material shall not be destroyed until the proceeding is settled or a final judgment with respect thereto has been rendered. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained. Upon our request, one of your duly authorized representatives shall certify to us that you and your Representatives have complied with this paragraph (7). Notwithstanding the return or destruction of all Evaluation Material, you or your Representatives shall continue to be bound by your obligations of confidentiality and other obligations hereunder.

(8) No Representation of Accuracy. Neither we nor any of our Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material made available by us or on our behalf to you or your Representatives. Except as provided below, neither we nor any of our Representatives shall have any liability to you or any of your Representatives relating to or resulting from the use of or reliance upon any Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding the Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

(9) Definitive Agreements. No contract or agreement providing for any Transaction shall be deemed to exist between the parties unless and until a final definitive agreement has been executed and delivered. Unless and until a final definitive agreement regarding a Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this Confidentiality Agreement, except for the matters specifically agreed to herein. For purposes of this Confidentiality Agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement. We reserve the right, in our sole and absolute discretion, to provide or not provide Evaluation Material to you and your Representatives under this Confidentiality Agreement, to reject any and all proposals made by you or any of your Representatives with regard to a Transaction between the parties, and to terminate discussions and negotiations at any time.

(10) Standstill. For a period commencing with the date of this Confidentiality Agreement and ending on the first anniversary of the date of this Confidentiality Agreement (the “Standstill Period”), you shall not, without our prior consent:

(a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any Voting Securities (as defined below) or any direct or indirect rights to acquire any Voting Securities of Redback or any of our subsidiaries, or any assets of Redback or any subsidiary or division of Redback;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or seek to advise or influence any person or entity with respect to the voting of any Voting Securities of Redback or any of its subsidiaries;

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(c) form, join or in any way participate in a 13D Group (as defined below), in connection with any of the foregoing;

(d) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Redback or any of its securities or assets;

(e) act or seek to control or influence the board of directors, management or policies of Redback;

(f) take any action that would reasonably be expected to require Redback to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above; or

(g) request that Redback or any of our Representatives, directly or indirectly, amend or waive any provision of this paragraph (10).

For purposes of this Confidentiality Agreement, the term “Voting Securities” shall mean shares of any class of capital stock of a person which are then entitled to vote generally in the election of directors of such person; provided, however, that for purposes of this definition any securities which at such time are convertible or exchangeable into or exercisable for shares of common stock of such party shall be deemed to have been so converted, exchanged or exercised.

For purposes of this Confidentiality Agreement, the term “13D Group” shall mean any group of persons which was formed for the purpose of acquiring, holding, voting or disposing of Voting Securities of a person and which would be required, pursuant to Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D with the Securities and Exchange Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities of such person representing more than 5% of the total combined voting power of all such Voting Shares then outstanding of such person.

(11) No Solicitation or Hire. For a period commencing with the date of this Confidentiality Agreement and ending on the first anniversary of the date of this Confidentiality Agreement, you shall not directly or indirectly solicit for employment, or hire, any person who is or was employed by us during any period during which we are engaged in discussions regarding a Transaction and with whom you have contact or who became known to you in connection with your evaluation of the Transaction; provided that the foregoing provision will not prevent you from employing any such person who contacts you on his or her own initiative without any direct or indirect solicitation by or encouragement (not including a general solicitation of employment not specifically directed towards employees of the Company) from you.

(12) Securities Laws. You are aware, and will advise your Representatives who are informed of the matters that are the subject of this Confidentiality Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

(13) Preservation of Privileges. To the extent that any Evaluation Material may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties hereto

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understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by us or on our behalf that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine. Nothing in this Confidentiality Agreement obligates any party hereto to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

(14) Liability for Breach by Representatives. If any of your Representatives takes any action that breaches a provision of this Confidentiality Agreement applicable to your Representatives, then you shall be responsible and liable for such breach.

(15) Injunctive Relief. Both parties understand and agree that money damages would not be a sufficient remedy for any breach of this Confidentiality Agreement by the breaching party or any of its Representatives and that the non-breaching party would be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Confidentiality Agreement but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this Confidentiality Agreement, if a court of competent jurisdiction determines that the breaching party or any of its Representatives have breached this Confidentiality Agreement, then the breaching party shall be liable and pay to the non-breaching party the reasonable legal fees that the non-breaching party incurred in connection with such litigation, including an appeal therefrom.

(16) Entire Agreement. This Confidentiality Agreement and the Prior Confidentiality Agreement contains the entire agreement between the parties hereto concerning confidentiality of Evaluation Material.

(17) Severability. In case any provision of this Confidentiality Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Confidentiality Agreement shall not in any way be affected or impaired thereby.

(18) Amendments; Term. No amendments to or modification of this Confidentiality Agreement, or waiver of the terms and conditions hereof, shall be binding upon either party hereto unless approved in writing by each such party. This Confidentiality Agreement shall remain in force for five (5) years from the date hereof, and thereafter shall have no further force or effect.

(19) Wavier. Each party understands and agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

(20) Governing Law. This Confidentiality Agreement shall be governed by and construed in accordance with the laws of the State of Delaware that are applicable to agreements made and to be performed within such State.

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Confidentiality Agreement

December 11, 2006

Please confirm your agreement with the foregoing by signing and returning one copy of this Confidentiality Agreement to the undersigned, whereupon this Confidentiality Agreement shall become a binding agreement between you and Redback.

Very truly yours, REDBACK NETWORKS INC.

By:	/s/ BETH FRENSILLI
Name: Beth Frensilli Title: Vice President & General Counsel

Accepted and agreed

as of the date first written above:

TELEFONAKTIEBOLAGET LM ERICSSON

By:	/s/ CARL OLOF BLOMQVIST
Name: Carl Olof Blomqvist Title: Senior Vice President & General Counsel